Exhibit 99.1

ITT Reports Solid 2015 Second-Quarter Results

Delivers results in challenging environment, updates 2015 EPS and revenue guidance

GAAP Results:

  Total revenue down 5% to $628 million
  Segment operating margins expanded 90 bps to 14.3%
  EPS increased to $1.56

Adjusted Results:

  Organic revenue up 1%
  Segment operating margins expanded 110 bps to record 15.2%
  EPS increased 15% to $0.69; excluding foreign exchange, EPS up 25%

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--July 31, 2015--ITT Corporation (NYSE:ITT) today reported 2015 second-quarter financial results, including stronger operating margins and earnings per share growth, that reflected net operating productivity, restructuring savings from proactive actions and effective cost containment in a challenging macroeconomic environment.

On a GAAP basis, the company delivered revenue of $628 million in the second quarter, reflecting a 5 percent decline, primarily due to unfavorable foreign exchange. GAAP segment operating margins expanded 90 basis points to 14.3 percent. Second-quarter GAAP EPS increased to $1.56, compared with $0.44 in the prior year, primarily due to the recognition of a $101 million pre-tax benefit, or $0.70 per share, associated with implementing a new single-firm asbestos defense strategy.

On an adjusted basis, organic revenue (defined as total revenue excluding foreign exchange, acquisition and divestiture impacts) increased 1 percent, reflecting higher volume and market share growth in global automotive brake pads and industrial pump projects and aftermarket. These gains were offset by declines in short-cycle baseline pumps, connector delivery delays and the timing of commercial aerospace shipments and aftermarket softness. Adjusted segment operating margins expanded 110 basis points to a record 15.2 percent for the second consecutive quarter, as strong net operating productivity funded strategic investments and more than offset operational disruption costs due to the relocation of certain connectors operations within North America. Adjusted EPS, which excludes special items, increased 15 percent to $0.69, reflecting solid segment operational performance, lower corporate costs and a lower share count. Adjusted EPS, excluding the $0.06 negative impact from foreign exchange, grew 25 percent in the quarter.

“Despite the persistent headwinds from foreign exchange and global oil and gas and industrial markets, we continued our track record of delivering solid results, as reflected in our improved operating margins and earnings per share growth in the quarter,” said Denise Ramos, Chief Executive Officer and President. “In addition, we are already starting to realize the benefits from effectively deploying our capital in the second quarter to acquire Hartzell Aerospace. The integration and performance of the business are on track, and we are seeing new opportunities to enhance our presence on key high-growth and next-generation aerospace platforms.

“However, while we are pleased with our first-half execution, we are mindful of the ongoing volatility in the global macro-economic environment, including recent intensifying pressures in global industrial markets, as well as the operational disruptions within our Interconnect Solutions business. As we manage through these conditions, we will continue our strong focus on optimizing our businesses and improving our execution across the company to drive enhanced long-term value for shareowners.”

2015 Second-Quarter Business Segment Results

All quarterly results are compared with the respective prior-year periods

Industrial Process designs and manufactures industrial pumps and valves for the oil and gas, chemical, mining and industrial markets.

  Second-quarter GAAP revenue decreased 1 percent to $288 million. Second-quarter GAAP operating income increased 63 percent to $42 million.
  Organic revenue increased 4 percent, as growth in the Latin American and the Middle East aftermarket – coupled with strong project pumps, which was supported by a solid backlog entering into 2015 – was partially offset by softness in short-cycle baseline pumps and valves.
  Adjusted operating income increased 49 percent to $41 million due to strong net operating productivity, including restructuring benefits and cost containment actions, higher volume and favorable mix, and lower postretirement costs.

Motion Technologies designs and manufactures braking technologies and shock absorbers for the automotive and rail markets.

  Second-quarter GAAP revenue decreased 7 percent to $184 million. Second-quarter GAAP operating income increased 7 percent to $37 million.
  Organic revenue increased 9 percent, reflecting automotive OEM brake pad sales growth across major geographies, including Europe, China and North America. The results also reflect an increase in aftermarket due to solid Original Equipment Service volumes, an anticipated beneficial shift in an independent aftermarket customer’s order patterns and strength in our shock absorber business.
  Second-quarter adjusted operating income increased 6 percent to $37 million, reflecting higher volume, net operating productivity and a $2 million insurance recovery gain, partially offset by $7 million of unfavorable foreign exchange, prior-year legal settlement favorability and negative pricing impacts. Adjusted operating income, before the negative impact from foreign exchange, grew 27 percent in the quarter.

Interconnect Solutions designs and manufactures connectors and interconnects for the oil and gas, industrial and transportation, and aerospace and defense markets.

  Second-quarter GAAP revenue decreased 20 percent to $83 million. Second-quarter GAAP operating results decreased to a loss of $1 million.
  Organic revenue declined 14 percent due to delayed shipments resulting from operational disruptions caused by the relocation of certain operations within North America, declines in market share and weakness across our major markets including oil and gas, and expected declines in non-strategic connectors.
  Adjusted operating income declined 67 percent to $5 million, as savings from restructuring initiatives were more than offset by a $6 million impact from operational disruptions due to the relocation of certain operations within North America and volume declines.

Control Technologies designs and manufactures products including fuel management, actuation, and noise and energy absorption components for the aerospace and industrial markets, as well as aerospace environmental control system components.

  Second-quarter GAAP revenue increased 1 percent to $75 million. The acquisition of Hartzell Aerospace contributed approximately $10 million in revenue and orders. Second-quarter GAAP operating income decreased 25 percent to $12 million.
  Organic revenue decreased 10 percent, due to timing of commercial aerospace shipments and aftermarket softness, as well as industrial declines driven by softer international markets and a difficult prior-year comparison in North America.
  Adjusted operating income decreased 22 percent to $13 million, as net operating productivity was more than offset by lower volume, unfavorable mix and higher legal costs.

2015 Guidance

On a GAAP basis, the company is lowering its previously announced full-year 2015 GAAP revenue guidance and raising its full-year EPS guidance. GAAP revenue is expected to be down 9 to 7 percent. GAAP EPS is now expected to be in the range of $2.32 to $2.50.

On an adjusted basis, the company is lowering its full-year EPS guidance by $0.05 at the mid-point, as the continuation of first-half operational execution, incremental second-half restructuring savings and favorable corporate cost controls are expected to be more than offset by lower second-half volumes and the disruption impacts at Interconnect Solutions. Adjusted EPS is now expected to be in the range of $2.45 to $2.55. Organic revenue is now expected to range from down 3 percent to down 1 percent, reflecting improved project execution at Industrial Process, which is expected to be more than offset by weakness at Interconnect Solutions and weaker second-half markets due to macroeconomic uncertainty.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. EDT to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com/investors and will be available on the website from two hours after the webcast until Friday, Aug. 14, 2015, at midnight.

For a reconciliation of GAAP to non-GAAP results, please click here.

All references to EPS are defined as diluted earnings per share from continuing operations.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2014 revenues of $2.7 billion. For more information, visit www.itt.com.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act”). No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. All forward-looking statements included in this release are based on information available to us on the date hereof, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance.

We use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Forward-looking statements in this release should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In millions, except per share)
(Unaudited)

	Three Months		Six Months
For the Periods Ended June 30,	2015	2014	2015	2014
Revenue	$628.2	$663.0	$1,216.9	$1,337.5
Costs of revenue	414.3	448.2	804.0	907.9
Gross Profit	213.9	214.8	412.9	429.6
General and administrative expenses	66.5	69.5	126.6	147.2
Sales and Marketing expenses	48.8	56.3	96.1	111.6
Research and development expenses	18.9	18.6	37.2	36.3
Asbestos-related (benefit) costs, net	(84.8)	15.9	(69.4)	31.7
Operating Income	164.5	54.5	222.4	102.8
Interest and non-operating expenses, net	0.3	0.5	1.5	1.6
Income from continuing operations before income tax expense	164.2	54.0	220.9	101.2
Income tax expense	23.5	12.4	41.6	25.4
Income from continuing operations	140.7	41.6	179.3	75.8
Income (loss) from discontinued operations	1.7	(2.9)	5.1	(3.9)
Net Income	142.4	38.7	184.4	71.9
Less: Income attributable to noncontrolling interests	0.1	0.4	-	1.4
Net Income attributable to ITT Corporation	$142.3	$38.3	$184.4	$70.5
Amounts attributable to ITT Corporation:
Income from continuing operations, net of tax	$140.6	$41.2	$179.3	$74.4
Income (loss) from discontinued operations, net of tax	1.7	(2.9)	5.1	(3.9)
Net Income	$142.3	$38.3	$184.4	$70.5

Earnings (loss) per share attributable to ITT Corporation:
Basic:
Continuing operations	$1.57	$0.45	$1.99	$0.81
Discontinued operations	0.02	(0.03)	0.06	(0.04)
Net income	$1.59	$0.42	$2.05	$0.77

Diluted:
Continuing operations	$1.56	$0.44	$1.97	$0.80
Discontinued operations	0.02	(0.03)	0.06	(0.04)
Net income	$1.58	$0.41	$2.03	$0.76

Weighted average common shares - basic	89.3	91.7	90.0	91.5
Weighted average common shares - diluted	90.2	93.0	91.0	92.8

	ITT CORPORATION AND SUBSIDIARIES
	CONSOLIDATED CONDENSED BALANCE SHEETS
	(In millions)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$497.4	$584.0
Receivables, net	558.0	500.1
Inventories, net	294.9	302.3
Other current assets	283.1	249.8
Total current assets	1,633.4	1,636.2
Plant, property and equipment, net	421.4	443.9
Goodwill	625.6	632.1
Other intangible assets, net	110.1	91.4
Asbestos-related assets	331.9	374.0
Deferred income taxes	300.1	304.1
Other non-current assets	153.2	149.8
Total non-current assets	1,942.3	1,995.3
Total assets	$3,575.7	$3,631.5
Liabilities and Shareholders' Equity
Current Liabilities:
Commercial Paper	$68.7	$-
Accounts payable	299.2	309.6
Accrued liabilities	448.1	465.8
Total current liabilities	816.0	775.4
Asbestos-related liabilities	999.5	1,116.6
Postretirement benefits	240.9	249.7
Other non-current liabilities	251.5	269.5
Total non-current liabilities	1,491.9	1,635.8
Total liabilities	$2,307.9	$2,411.2
Total ITT Corporation shareholders' equity	1,262.4	1,214.9
Noncontrolling interests	5.4	5.4
Total shareholders' equity	1,267.8	1,220.3
Total liabilities and shareholders' equity	$3,575.7	$3,631.5

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

For the Six Months Ended June 30,	2015	2014
Operating Activities
Net income	$184.4	$71.9
Less: Income (loss) from discontinued operations	5.1	(3.9)
Less: Income attributable to noncontrolling interests	-	1.4
Income from continuing operations - ITT Corporation	179.3	74.4
Adjustments to income from continuing operations:
Depreciation and amortization	41.9	42.2
Stock-based compensation	6.9	6.8
Asbestos-related costs, net	(69.4)	31.7
Asbestos-related payments, net	(6.5)	(6.9)
Changes in assets and liabilities:
Change in receivables	(71.8)	(79.3)
Change in inventories	2.0	5.8
Change in accounts payable	4.5	(0.4)
Change in accrued expenses	(19.6)	(3.5)
Change in accrued income taxes	30.4	0.2
Other, net	(8.2)	13.3
Net Cash - Operating Activities	89.5	84.3
Investing Activities
Capital expenditures	(46.0)	(45.7)
Acquisitions, net of cash acquired	(53.5)	(2.8)
Purchases of investments	(73.0)	(120.6)
Maturities of investments	20.6	135.8
Proceeds from sale of assets and businesses	8.9	1.3
Proceeds from insurance recoveries	2.5	-
Other, net	0.3	(0.6)
Net Cash - Investing Activities	(140.2)	(32.6)
Financing Activities
Short-term debt, net	68.7	(15.5)
Long-term debt, repaid	(1.9)	(0.7)
Repurchase of common stock	(83.7)	(14.9)
Proceeds from issuance of common stock	5.3	11.4
Dividends Paid	(11.0)	(10.3)
Excess tax benefit from equity compensation activity	3.0	6.4
Other, net	-	(1.6)
Net Cash - Financing Activities	(19.6)	(25.2)
Exchange rate effects on cash and cash equivalents	(14.0)	(1.6)
Net Cash – Operating activities of discontinued operations	(2.3)	(4.5)
Net change in cash and cash equivalents	(86.6)	20.4
Cash and cash equivalents - beginning of year	584.0	507.3
Cash and cash equivalents - end of period	$497.4	$527.7

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, among others. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, dividends, acquisitions and share repurchases. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined as revenues and orders, excluding the impact of foreign currency fluctuations and acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for the current and prior periods.

Adjusted Segment Operating Income and Adjusted Segment Operating Margin are defined as operating income, adjusted to exclude special items that include but are not limited to, restructuring and realignment costs, asset impairment charges, transformation costs, repositioning costs, certain acquisitions-related expenses, and other unusual or infrequent operating items. Special items represent significant charges or credits that impact the current results, but may not be related to the Company's ongoing operations and performance. Adjusted segment operating margin is defined as adjusted segment operating income divided by total revenue.

Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS Guidance are defined as income from continuing operations attributable to ITT Corporation and income from continuing operations attributable to ITT Corporation per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, transformation costs, repositioning costs, restructuring and realignment costs, asset impairment charges, certain acquisition-related expenses, income tax settlements or adjustments, and other unusual and infrequent non-operating items. Special items represent significant charges or credits on an after-tax basis that impact current results, but may not be related to the Company’s ongoing operations and performance.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, adjusted for cash payments for restructuring actions, transformation costs, repositioning costs, net asbestos cash flows and other significant items that impact current results which management believes are not related to our ongoing operations and performance. Due to other financial obligations and commitments, the entire free cash flow may not be available for discretionary purposes.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Second Quarter 2015 & 2014
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B-C-D	(F) = E / A
			Change	% Change	Acquisition / Divestitures	FX Impact	Change	% Change
	3M 2015	3M 2014	2015 vs. 2014	2015 vs. 2014	3M 2015	3M 2015	Adj. 2015 vs. 2014	Adj. 2015 vs. 2014

Revenues
ITT Corporation - Consolidated	628.2	663.0	(34.8)	(5.2%)	8.7	(52.2)	8.7	1.3%

Industrial Process	287.5	289.4	(1.9)	(0.7%)	0.0	(13.6)	11.7	4.0%
Motion Technologies	184.4	198.0	(13.6)	(6.9%)	0.0	(31.8)	18.2	9.2%
Interconnect Solutions	82.7	103.7	(21.0)	(20.3%)	0.0	(6.3)	(14.7)	(14.2%)
Control Technologies	74.5	73.7	0.8	1.1%	8.7	(0.5)	(7.4)	(10.0%)

Orders
Total Segment Orders	586.2	674.4	(88.2)	(13.1%)	9.2	(54.5)	(42.9)	(6.4%)

Industrial Process	232.1	291.5	(59.4)	(20.4%)	0.0	(14.2)	(45.2)	(15.5%)
Motion Technologies	185.7	208.9	(23.2)	(11.1%)	0.0	(33.2)	10.0	4.8%
Interconnect Solutions	83.1	98.3	(15.2)	(15.5%)	0.0	(6.7)	(8.5)	(8.6%)
Control Technologies	86.3	77.2	9.1	11.8%	9.2	(0.4)	0.3	0.4%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Corporation Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
Second Quarter 2015 & 2014
(In Millions)

	3M 2015	3M 2015		3M 2015	3M 2014	3M 2014		3M 2014	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2015 vs. 2014		As Adjusted 2015 vs. 2014

Revenue:
Industrial Process	287.5			287.5	289.4			289.4	(0.7%)		(0.7%)
Motion Technologies	184.4			184.4	198.0			198.0	(6.9%)		(6.9%)
Interconnect Solutions	82.7			82.7	103.7			103.7	(20.3%)		(20.3%)
Control Technologies	74.5			74.5	73.7			73.7	1.1%		1.1%
Intersegment eliminations	(0.9)			(0.9)	(1.8)			(1.8)
Total Revenue	628.2			628.2	663.0			663.0	(5.2%)		(5.2%)

Operating Margin:
Industrial Process	14.4%	(20)	BP	14.2%	8.8%	70	BP	9.5%	560	BP	470	BP
Motion Technologies	20.1%	-	BP	20.1%	17.5%	10	BP	17.6%	260	BP	250	BP
Interconnect Solutions	(1.0%)	690	BP	5.9%	11.9%	240	BP	14.3%	(1,290)	BP	(840)	BP
Control Technologies	16.4%	60	BP	17.0%	22.0%	-	BP	22.0%	(560)	BP	(500)	BP
Total Operating Segments	14.3%	90	BP	15.2%	13.4%	70	BP	14.1%	90	BP	110	BP

Income (loss):
Industrial Process	41.5	(0.6)		40.9	25.4	2.0		27.4	63.4%		49.3%
Motion Technologies	37.0	0.0		37.0	34.7	0.2		34.9	6.6%		6.0%
Interconnect Solutions	(0.8)	5.7		4.9	12.3	2.5		14.8	(106.5%)		(66.9%)
Control Technologies	12.2	0.5		12.7	16.2	0.0		16.2	(24.7%)		(21.6%)
Total Segment Operating Income	89.9	5.6		95.5	88.6	4.7		93.3	1.5%		2.4%

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, certain costs associated with the repositioning costs associated with spin-related activities, restructuring and realignment costs and other unusual and infrequent non-operating items.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Second Quarter of 2015 & 2014
(In Millions, except per share amounts)

										Percent Change
	Q2 2015	Non-GAAP		Q2 2015	Q2 2014	Non-GAAP		Q2 2014	2015 vs. 2014	2015 vs. 2014
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	89.9	5.6	#A	95.5	88.6	4.7	#A	93.3

Interest Income (Expense)	-	(0.8)	#B	(0.8)	-	-		-
Other Income (Expense)	(0.3)	-		(0.3)	(0.5)	-		(0.5)
Corporate (Expense)	74.6	(84.6)	#C	(10.0)	(34.1)	16.8	#C	(17.3)

Income from Continuing Operations before Tax	164.2	(79.8)		84.4	54.0	21.5		75.5

Income Tax Benefit (Expense)	(23.5)	1.4	#D	(22.1)	(12.4)	(7.3)	#D	(19.7)

Income from Continuing Operations	140.7	(78.4)		62.3	41.6	14.2		55.8

Less: Non Controlling Interest	0.1	-		0.1	0.4	-		0.4

Income from Continuing Operations - ITT Corporation	140.6	(78.4)		62.2	41.2	14.2		55.4

EPS from Continuing Operations	1.56	(0.87)		0.69	0.44	0.16		0.60	0.09	15.0%

Note: Amounts may not calculate due to rounding.

#A - 2015 segment operating income includes restructuring and realignment costs ($6.8M), Hartzell backlog amortization ($0.5), and a reversal of prior year contract loss in Venezuela ($1.7).
#A - 2014 segment operating income includes restructuring and realignment costs ($4.7M).

#B - 2015 Interest income for change in uncertain tax position.

#C - 2015 corporate (expense) includes repositioning and restructuring costs ($0.2M) and net asbestos related income of ($84.8M).
Note: ($84.8M) net asbestos related income includes ($100.7M) for defense strategy benefit and ($15.9M) asbestos related expense.
#C - 2014 corporate (expense) includes repositioning costs ($0.9M); asbestos related expense ($15.9M).

#D - 2015 includes various tax-related special items including changes in tax on undistributed foreign earnings ($18.7M), uncertain tax positions ($4.0M), in addition to the tax impact of other operating special items.

#D - 2014 includes various tax-related special items including tax impact of change in valuation allowance assessment ($1.5M), tax basis step-up $2.3M and U.S. tax on foreign earnings of ($1.2M), in addition to the tax impact of other operating special items.

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
Second Quarter 2015 & 2014
(In Millions)

	6M 2015	6M 2014

Net Cash - Operating Activities	89.5	84.3

Capital Expenditures	46.0	45.7

Free Cash Flow	43.5	38.6

Transformation, Repositioning & Realignment Related Cash Payments, including Capex	2.6	7.5

Restructuring Cash Payments	13.1	9.2

Asbestos Cash Payments, net	6.5	6.9

Adjusted Free Cash Flow	65.7	62.2

Income from Continuing Operations - ITT Corporation	179.3	74.4

Special Items	(57.2)	38.4

Income from Continuing Operations - ITT Corporation, Excluding
Special Items	122.1	112.8

Adjusted Free Cash Flow Conversion	53.8%	55.1%

ITT Corporation Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2015

	2015 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$2.32	$2.50

Estimated Asbestos Related (Benefit), Net of Tax	(0.24)	(0.28)

	$2.08	$2.22

Estimated Restructuring and Realignment Costs, Net of Tax	0.37	0.33

EPS from Continuing Operations - Adjusted	$2.45	$2.55

CONTACT:
ITT Corporation
Investors:
Melissa Trombetta, 914-641-2030
melissa.trombetta@itt.com
or
Media:
Kathleen Bark, 914-641-2103
kathleen.bark@itt.com